Exhibit 7
RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

	IFRS Excl. 32/39	IFRS	IFRS	IFRS	IFRS
	2004	2005	2006	2007	2008

Total interest expense from the banking operations	16,707	39,109	49,978	67,773	85,969
Other interest expenses	1,019	969	1,016	1,102	978
Interest credited on investment contracts and universal life-type contracts (FAS 97)	3,809	5,453	5,084	2,879	(709)

Total interest expense	21,535	45,531	56,078	71,754	86,238

Capitalized interest during construction	—	—	2	—	1

Total Charges	21,535	45,531	56,080	71,754	86,239

Dividend in preference shares	14	—	—	—	—
Dividend in preference shares — TIER1 capital	136	—	—	—	—

Total Charges inclusive Dividend in preference shares	21,685	45,531	56,080	71,754	86,239

Pre tax profit	7,740	8,894	9,940	11,042	(1,486)
Total interest expense	21,535	45,531	56,078	71,754	86,239
Losses from investments accounted under the equity method	(7)	(3)	(3)	(3)	(469)

Total	29,268	54,422	66,015	82,793	84,284

Earnings to Fixed Charges:
Including Interest on Deposits	1.36	1.20	1.18	1.15	0.98
Earnings to Combined Fixed Charges and Preferred Stock Dividend:
Including Interest on Deposits	1.35	1.20	1.18	1.15	0.98